CUSIP No. 206156101                                           Page 1 of 8 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)


                             CONCORD CAMERA COMPANY
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    206156101
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                VC HOLDINGS, INC.
                                 245 Park Avenue
                            New York, New York 10167
                                 (212) 867-3800
-------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of person
                authorized to receive notices and communications)


                                 April 17, 1997
-------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)





If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|

Check the following box if a fee is being paid with the statement.|_|

CUSIP No. 206156101                                           Page 2 of 8 Pages



1.       NAME OF REPORTING PERSON S.S. OR IRS
         IDENTIFICATION NO. OF ABOVE PERSON
         TRILON DOMINION PARTNERS, L.L.C.    13-3838873

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (A)      |_|
                                                            (B)      |X|

3.       SEC USE ONLY
         -----------------------------------------------------------------------

4.       SOURCE OF FUNDS*

         -----------------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  |_|
         -----------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
         -----------------------------------------------------------------------

NUMBER OF         7.       SOLE VOTING POWER                 534,806
SHARES                                      ------------------------------------
BENEFICIALLY      8.       SHARED VOTING POWER                - 0 -
OWNED BY                                      ----------------------------------
EACH              9.       SOLE DISPOSITIVE POWER            534,806
REPORTING                                        -------------------------------
PERSON WITH       10.      SHARED DISPOSITIVE POWER           - 0 -
                                                   -----------------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         534,806
         -----------------------------------------------------------------------

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES*                          |_|
         -----------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.92%
         -----------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON*
         OO
         -----------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 206156101                                           Page 3 of 8 Pages


1.       NAME OF REPORTING PERSON S.S. OR IRS
         IDENTIFICATION NO. OF ABOVE PERSON
         VC HOLDINGS, INC.         13-3838864
         -----------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A)    |_|
                                                              (B)    |X|

3.       SEC USE ONLY
         -----------------------------------------------------------------------

4.       SOURCE OF FUNDS*
         -----------------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  |_|
         -----------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
         -----------------------------------------------------------------------

NUMBER OF         7.       SOLE VOTING POWER                 534,806
SHARES                                      ------------------------------------
BENEFICIALLY      8.       SHARED VOTING POWER                - 0 -
OWNED BY                                      ----------------------------------
EACH              9.       SOLE DISPOSITIVE POWER             - 0 -
REPORTING                                        -------------------------------
PERSON WITH       10.      SHARED DISPOSITIVE POWER          534,806
                                                   -----------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  534,806
         -----------------------------------------------------------------------

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES*                           |_|
         -----------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.92%
         -----------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON*
         HC
         -----------------------------------------------------------------------


*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 206156101                                           Page 4 of 8 Pages


1.       NAME OF REPORTING PERSON S.S. OR IRS
         IDENTIFICATION NO. OF ABOVE PERSON
         RONALD W. CANTWELL
         -----------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A)    |_|
                                                              (B)    |X|

3.       SEC USE ONLY
         -----------------------------------------------------------------------
4.       SOURCE OF FUNDS*
         -----------------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  |_|
         -----------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen
         -----------------------------------------------------------------------


NUMBER OF         7.       SOLE VOTING POWER                 534,806
SHARES                                      ------------------------------------
BENEFICIALLY      8.       SHARED VOTING POWER                - 0 -
OWNED BY                                      ----------------------------------
EACH              9.       SOLE DISPOSITIVE POWER             - 0 -
REPORTING                                        -------------------------------
PERSON WITH       10.      SHARED DISPOSITIVE POWER          534,806

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         534,806
         -----------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES*                           |_|
         -----------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.92%
         -----------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON*
         IN
         -----------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 206156101                                           Page 5 of 8 Pages


1.       NAME OF REPORTING PERSON S.S. OR IRS
         IDENTIFICATION NO. OF ABOVE PERSON
         DOMINION CAPITAL, INC.    54-1348068
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A)    |_|
                                                              (B)    |X|

         -----------------------------------------------------------------------

3.       SEC USE ONLY
         -----------------------------------------------------------------------
4.       SOURCE OF FUNDS*

         -----------------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    |_|

         -----------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Virginia
         -----------------------------------------------------------------------

NUMBER OF         7.       SOLE VOTING POWER                 - 0 -
SHARES                                      ------------------------------------
BENEFICIALLY      8.       SHARED VOTING POWER               - 0 -
OWNED BY                                      ----------------------------------
EACH              9.       SOLE DISPOSITIVE POWER            - 0 -
REPORTING                                        -------------------------------
PERSON WITH       10.      SHARED DISPOSITIVE POWER         534,806
                                                   -----------------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 0 -
         -----------------------------------------------------------------------

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES*                           |X|
         See Item 5
         -----------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         - 0 -
         -----------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON*
         CO
         -----------------------------------------------------------------------


*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 206156101                                           Page 6 of 8 Pages


1.       NAME OF REPORTING PERSON S.S. OR ISR
         IDENTIFICATION NO. OF ABOVE PERSON
         DOMINION RESOURCES, INC.
         54-1229715
         -----------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A)    |_|
                                                              (B)    |X|
         -----------------------------------------------------------------------

3.       SEC USE ONLY
         -----------------------------------------------------------------------

4.       SOURCE OF FUNDS*
         -----------------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  |_|
         -----------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Virginia
         -----------------------------------------------------------------------

NUMBER OF         7.       SOLE VOTING POWER                 - 0 -
SHARES                                      ------------------------------------
BENEFICIALLY      8.       SHARED VOTING POWER               - 0 -
OWNED BY                                      ----------------------------------
EACH              9.       SOLE DISPOSITIVE POWER            - 0 -
REPORTING                                        -------------------------------
PERSON WITH       10.      SHARES DISPOSITIVE POWER         534,806
                                                   -----------------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 0 -
         -----------------------------------------------------------------------

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES*                           |X|
         See Item 5
         -----------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         - 0 -
         -----------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON*
         HC
         -----------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 206156101                                           Page 7 of 8 Pages


     Trilon Dominion Partners, L.L.C., a Delaware limited liability company (the "LLC"), hereby amends and supplements the amended and restated statement on
Schedule 13D as filed by the LLC on April 11, 1997 (the "Statement") with respect to the Common Stock (the "Common Stock") of Concord Camera Company (the "Issuer").

     Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Statement.

Item 5.  Interest in Securities of the Issuer.

The first paragraph of item (a) is amended and restated in its entirety to read as follows:

     "(a) Currently, the LLC is the registered and direct beneficial owner of 534,806 shares of Common Stock of the Issuer, representing as of April 17, 1997 approximately 4.92% of the outstanding shares of Common Stock of the Issuer."

The first paragraph of item (b) is amended and restated in its entirety to read as follows:

     "(b) The LLC has voting and dispositive power with respect to the 534,806 shares of Common Stock by virtue of its direct ownership of such shares."

Item (c) is amended and restated in its entirety to read as follows:

     "(c) Since filing the Statement, the following open market transactions have reduced the number of outstanding shares held by the LLC:

Date    Buy/Sell    Shares    Consideration    Aggregate         Percentage of
                                               ownership     outstanding shares*
                                                position
 4/9/97 Sell        20,500          $43,541      569,306             5.23%
4/10/97 Sell         9,500          $20,697      559,806             5.14%
4/17/97 Sell        25,000          $52,906      534,806             4.92%

*Based on the number of shares of Common Stock outstanding as of February 10, 1997"

The following Item (e) is added:

"(e)   On April 17, 1997, the reporting person ceased to be the beneficial owner of more than five percent of the class of securities."

CUSIP No. 206156101                                           Page 8 of 8 Pages


                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 25, 1997                              TRILON DOMINION PARTNERS, L.L.C.

                                               By: VC HOLDINGS, Inc.,
                                                      its Manager


                                               By: /s/ Ronald W. Cantwell
                                                   -----------------------------
                                                  Name: Ronald W. Cantwell
                                                  Title: President


                                               VC HOLDINGS, INC.


                                               By: /s/ Ronald W. Cantwell
                                                  ------------------------------
                                                  Name: Ronald W. Cantwell
                                                  Title: President


                                               /s/ Ronald W. Cantwell
                                               ---------------------------------
                                               Ronald W. Cantwell


                                               DOMINION CAPITAL, INC.


                                               By: /s/ Daniel A. Hillsman, Jr.
                                                   ----------------------------
                                                   Name: Daniel A. Hillsman, Jr.
                                                   Title: Vice President


                                                     DOMINION RESOURCES, INC.


                                               By: /s/ James L. Trueheart
                                                   -----------------------------
                                                   Name: James L. Trueheart
                                                   Title: Vice President and
                                                          Controller